Exhibit 10.16
PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of the Effective Date set forth herein, by and between FORTIS COMMUNITIES-AUSTIN, L.P., a Delaware limited partnership (“Seller”), and CIRRUS LOGIC, INC., a Delaware corporation (“Purchaser”). For the mutual promises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Seller and Purchaser agree as follows:
     1. Land and Property. Subject to the terms and conditions set forth herein, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and accept from Seller, that certain real property in Travis County, Texas (the “Land”) consisting of approximately 70,089 square feet, locally known as 800 West 6th Street Austin, Texas, and legally described as follows:

Tract 1:	Lots 1-5, J.H. Robinson’s Subdivision of a Part of Outlot No. 1, Division E, a subdivision in Travis County, Texas, according to the map or plat thereof in Volume 1, Page 28B of the Plat Records of Travis County, Texas.

Tract 2:	the South 90 feet of Lot 6, J.H. Robinson’s Subdivision of a Part of Outlot No. 1, Division E, a subdivision in Travis County, Texas, according to the map or plat thereof in Volume 1, Page 28B of the Plat Records of Travis County, Texas.

Tract 3:	Lot 2, E.B. Robinson’s Subdivision of a Part of Outlot No. 1, Division E, a subdivision in Travis County, according to the map or plat thereof in Volume 354, Page 226, of the Deed Records of Travis County, Texas.
In addition to the Land, Seller shall also convey the following to Purchaser at Closing:
     (a) all of Seller’s interest in the oil, gas and other minerals in or under the surface of the Land and all executory leasing rights with respect thereto, if any (the “Minerals”);
     (b) all of Seller’s right, title and interest in and to any utility lines, utility facilities, utility improvements, street and drainage improvements, and other improvements of any kind or nature located in or on, or under the Land (collectively, the “Improvements”);
     (c) all of Seller’s right, title and interest in and to all appurtenances benefiting or pertaining to the Land or the Improvements, including, without limitation, all of Seller’s right, title and interest in and to all streets, alleys, rights-of-way, or easements adjacent to or benefiting the Land, and all strips, gores, or pieces of land abutting, bounding, or adjacent to the Land (collectively, the “Appurtenances”); and
     (d) all of Seller’s right, title and interest in and to all of the items described in and defined on Exhibit A attached hereto and incorporated herein by reference, being the Deposits and Refunds, Plans and Reports, Claims and Causes of Action, Warranties, Governmental Approvals and Permits, Utility Service Permits, Utility Service Rights, Street and Drainage Rights, Developer

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Rights, Intangible Property and Seller’s Contracts described and defined therein (all of the foregoing being referred to herein individually by the names set out above, and collectively as the “Personal Property”).
The Land, Minerals, Improvement and Appurtenances are collectively referred to in this Agreement as the “Real Property.” The Real Property and the Personal Property are collectively referred to in this Agreement as the “Property.”
     2. Purchase Price. The purchase price (“Purchase Price”) for the Property shall be NINE MILLION SIX HUNDRED TWENTY THOUSAND AND NO/100 DOLLARS ($9,620,000.00), payable in cash at Closing, subject to the credits and adjustments described in this Agreement.
     3. Earnest Money.
          (a) Deposit and Disbursement of Earnest Money. Within two (2) business days after the Effective Date, Purchaser shall deliver to Heritage Title Company of Austin, Inc., 401 Congress Avenue, Suite 1500, Austin, Texas 78701 (the “Title Company”), the sum of $100,000.00 (the “Earnest Money”). The term “Earnest Money” shall also include any money deposited thereafter with the Title Company in connection with the Approval Period (as hereinafter defined) as provided in Section 9(b) below. The Earnest Money shall be deposited in an interest-bearing account, with all interest accruing thereon becoming part of the Earnest Money. In the event that Closing occurs, the Earnest Money will be credited against the Purchase Price. In all other events, the Earnest Money shall be disbursed as provided for in this Agreement.
          (b) Nonrefundable Earnest Money. As used throughout this Agreement, the term “Nonrefundable Earnest Money” means the portion of the Earnest Money that is applicable to the Purchase Price but becomes non-refundable to Purchaser as provided in this Agreement, except in the event of (i) a Seller default (after notice and opportunity to cure as provided in this Agreement); (ii) the failure of any Closing Condition (as hereinafter defined) to be satisfied by the Closing Date, as provided in this Agreement; (iii) Seller fails and/ or refuses to reasonably consent to any application for the Approvals (as hereinafter defined); or (iv) a breach of any warranty or representation set forth in Section 10 below. Immediately upon Purchaser’s deposit of the Earnest Money with the Title Company, $10,000.00 of the deposited Earnest Money shall be Nonrefundable Earnest Money. Unless Purchaser terminates this Agreement on or before April 7, 2010, another $50,000.00 of the deposited Earnest Money (for a total of $60,000.00) shall be Nonrefundable Earnest Money on April 8, 2010. Upon the expiration of the Feasibility Period and at all times thereafter, all of the deposited Earnest Money shall be Nonrefundable Earnest Money.
     4. Title Commitment. Within seven (7) days after the Effective Date, Seller, at Seller’s expense, shall cause the Title Company to issue and deliver to Purchaser a Commitment for an Owner’s Policy of Title Insurance (the “Title Commitment”) covering the Real Property and bearing an effective date subsequent to the date of this Agreement, together with a current tax certificate and legible copies of all title exception documents referred to in such Title Commitment (the “Title Documents”).

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     5. Survey. Within seven (7) days after the Effective Date, Seller shall deliver to Purchaser a current TSPS Category 1A land title survey of the Land (the “Survey”), which shall be in a form sufficient to allow the Title Company to delete the survey exception at Closing. Seller shall bear the costs of the Survey.
     6. Title and Survey Review.
          (a) Purchaser’s Title Review. Purchaser shall have until seven (7) days following the receipt by Purchaser of the last of the Title Commitment, Title Documents and Survey (the “Title Review Period”) in which to review such items and to provide Seller with written notice of any objections to title which Purchaser might have. In the event Purchaser does not make any objections to title by giving written notice to Seller within the Title Review Period, Purchaser shall be deemed to have approved the condition of title as reflected in the Title Commitment, Title Documents and Survey.
          (b) Seller’s Curative Measures. Seller may, but shall have no obligation to, elect to cure any title objections timely raised by Purchaser. Seller may notify Purchaser of Seller’s intentions regarding curing title objections on or before the later of (i) a date which is within three (3) days following the receipt of Purchaser’s written notice specifying such objections, or (ii) April 6, 2010 (such period being referred to herein as “Seller’s Response Period”). The failure of Seller to provide Purchaser with any written notice within Seller’s Response Period shall be deemed to be Seller’s refusal to cure any of Purchaser’s title objections. If Seller notifies Purchaser in writing within Seller’s Response Period of Seller’s intention to cure some or all of Purchaser’s title objections, then it shall be Seller’s obligation, at its expense prior to Closing, to cure those objections which are specified in Seller’s notice, and such cure shall be Closing Condition.
          (c) Purchaser’s Rights. In the event Seller notifies or is deemed to have notified Purchaser that Seller refuses or is unwilling to cure one or more of Purchaser’s title objections, Purchaser may terminate this Agreement by giving written notice thereof to Seller on or before three (3) days after the earlier of (i) the end of Seller’s Response Period, or (ii) Seller’s written notice responding to Purchaser’s title objections, whereupon the Earnest Money shall be promptly returned to Purchaser, except any portion of the Earnest Money that has become Nonrefundable Earnest Money shall be disbursed to Seller. The failure of Purchaser to terminate the Agreement within such time frame shall be deemed Purchaser’s waiver of any such uncured title objections.
          (d) Permitted Exceptions. Any exceptions to title to which Purchaser does not object within the Title Review Period, or to which Purchaser objects but are uncured by Seller and waived by Purchaser, shall be deemed to be “Permitted Exceptions”; provided, however, that in no event will any monetary liens securing any debt of Seller, as reflected on Schedule C of the Title Commitment be deemed to be “Permitted Exceptions,” it being understood that Seller will be responsible for discharging any such Schedule C monetary liens, and to the extent the same represent liens of a definite, ascertainable amount, Purchaser shall have the right to deduct the cost of discharging or otherwise removing any such liens from the Purchase Price if Seller refuses or otherwise fails to discharge and remove the same at or prior to Closing.

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          (e) Subsequent Updates. If any subsequent updated version(s) of the Title Commitment and/or Survey should contain exceptions that were not set forth on the original versions of the Title Commitment and Survey reviewed by Purchaser (and were not created by Purchaser or with Purchaser’s express, written consent), the foregoing provisions of this Section 6 shall apply, as to such additional exceptions only, as to the updated version(s) of the Title Commitment and/or Survey with respect to the review, objection and cure of such additional exceptions; provided, however, all deadlines in this Section 6 shall be reduced so that Purchaser’s Title Review Period would be four (4) days, Seller’s Response Period would be two (2) days, and Purchaser’s termination right would last for two (2) days.
     7. Property Information. Purchaser acknowledges that, on or before the Effective Date, Seller has delivered complete copies of the following to Purchaser:
     (a) Zoning Ordinance No. 20050728-Z021 (07/28/05);
     (b) Terracon Preliminary Geotechnical Study (01/07/05);
     (c) Terracon Geotechnical Engineering Report (07/09/07);
     (d) Terracon Phase 1 Environmental Site Assessment (01/06/05);
     (e) Terracon Limited Subsurface Investigation (02/11/05);
     (f) Terracon Environmental Assessment (11/05/08);
     (g) Terracon Proposal for UST Removal (10/28/09);
     (h) Terracon Proposal for Asbestos Abatement (11/12/09);
     (i) Water SER (01/04/08);
     (j) Wastewater SER (01/04/08);
     (k) Site Development Permit Plans (06/11/09);
     (l) FEMA Conditional Letter of Map Revision (10/27/09);
     (m) Office Building Construction Drawings — Pricing Issue (03/18/08);
     (n) Harvey Cleary Hard Cost Budget (04/22/09);
     (o) Any and all current leases affecting the Property;
     (p) Asbestos/Demolition Notification Form (3/26/10);

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     (q) Underground Storage Tank System Construction Permit Application;
     (r) TCEQ Underground & Aboveground Storage Tank Construction Notification Form (2/26/10); and
     (s) Letter from TCEQ regarding UST Construction Activity (03/08/10).
In addition, during the Feasibility Period, Seller shall, upon reasonable request from Purchaser, make available for review, inspection and copying (at Purchaser’s sole expense) the following items, to the extent in Seller’s possession or reasonable control, in addition to those items than may already be listed and identified above:
     (t) all plans relating to the Property, including without limitation, site plans, architectural plans, construction plans, and utility plans;
     (u) all reports relating to the Property, including without limitation, engineering studies, geotechnical reports, traffic studies, and environmental reports;
     (v) all documents evidencing or comprising the Personal Property, including without limitation, all permits and contracts with consultants;
     (w) all tax statements and notices for the Property for the years 2008, 2009, and 2010; and
     (x) any and all notices or other materials concerning condemnation proceedings or awards relating to the Property.
All of the items listed above may be collectively referred to herein as the “Property Documents”. Purchaser acknowledges that (a) Purchaser will not disclose the Property Documents or any information disclosed therein to any party other than Purchaser’s officers, directors, agents, employees, attorneys, representatives and/ or consultants, except to the extent any such disclosure is required by law: (b) Seller has not verified the truth or accuracy of the Property Documents, and is not warranting the completeness, contents or accuracy of the information and other matters set forth in the Property Document:, and (c) Seller shall have no liability of any kind or nature as a result of providing the Property Documents to Buyer. The agreements and acknowledgements of this paragraph shall survive the Closing or any termination of this Agreement. At Closing, Seller shall convey all of its right, title and interest in and to the Property Documents to Purchaser as provided below, and shall reasonably cooperate with Purchaser (at no cost or expense to Seller) in Purchaser’s efforts to obtain any reliance letters requested by Purchaser in connection with the Property Documents. In the event that Purchaser or Seller terminates this Agreement pursuant to a right contained in this Agreement, then Purchaser shall promptly return the Property Documents to Seller.
     8. Purchaser’s Inspection Rights.
     (a) Access and Cooperation for Inspections. Subject to the provisions set out hereinbelow, Purchaser shall have the right to inspect the Property and its condition, to conduct such tests and examinations thereof as Purchaser, in its sole discretion, deems necessary or desirable, and to evaluate the feasibility of the Property for Purchaser’s intended use and development thereof.

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Purchaser, its agents, employees, representatives, consultants, contractors and other parties operating by, through or under Purchaser (collectively, the “Purchaser Parties”), shall have access to, and may enter upon, the Land at all reasonable times and upon reasonable notice to Seller to conduct its inspection, tests and examinations thereof. Seller, shall reasonably cooperate with Purchaser in furtherance of such inspection, tests and examinations as Purchaser may elect to conduct. Notwithstanding any provision in this Agreement to the contrary, however: (a) the right of entry hereunder will terminate automatically upon any permitted termination of this Agreement; (b) any entry of Purchaser and/or the Purchaser Parties onto the Property is at the sole risk of Purchaser and the Purchaser Parties, except as to the gross negligence or willful misconduct of Seller; (c) Purchaser hereby releases Seller from all liabilities, obligations and claims of any kind or nature arising out of or in connection with the entry of Purchaser and/or the Purchaser Parties onto the Property, except as to the gross negligence or willful misconduct of Seller; (d) neither the Purchaser nor any of the Purchaser Parties will conduct any drilling or boring activities within the Property or engage in any invasive or destructive testing of any kind or nature within the Property without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed by Seller; (e) subject to the terms of Section 8(b) below, Purchaser shall pay when due all costs and expenses related to the activities of Purchaser and/or the Purchaser Parties upon, within or with respect to the Property and Purchaser agrees to indemnify and hold and save Seller harmless from and against all such costs and expenses and all obligations, liabilities, claims and costs arising in connection therewith, including without limitation court costs and reasonable attorneys’ fees; (f) Purchaser shall not permit any liens to attach to the Property by reason of any activities of Purchaser or the Purchaser Parties; and (g) prior to any entry upon the Property by Purchaser or by any of the Purchaser Parties, Purchaser must furnish to Seller a certificate of insurance and evidence of payment of all required insurance premiums for insurance coverage insuring Seller from and against any and all claims, demands and actions arising out of any activities of Purchaser and/or any of the Purchaser Parties. Such insurance must: (i) provide coverage for injury to or death of any person or persons and damage to or destruction of any property, in an amount not less than $2,000,000, combined single limit; (ii) provide coverage for broad contractual liability in an amount not less than $2,000,000; (iii) include a waiver of subrogation in favor of Seller; (iv) not be subject to change or cancellation, except after thirty (30) days prior written notice to Seller; and (v) be underwritten by a company or companies reasonably satisfactory to Seller which are fully authorized to do business in the state where the Property is located.
     (b) Indemnity for Inspections. Purchaser agrees to indemnify Seller, its partners, agents, and representatives from any and all costs, expenses, claims, damages, fees, fines, liabilities or causes of action (including, without limitation, any mechanic’s lien claims) (collectively “Claims”) arising as a result of the entry onto and inspection of the Property by the Purchaser or any of the Purchaser Parties or arising out of any other activities of Purchaser or the Purchaser Parties upon or within the Property; provided, however, that Purchaser’s indemnity in Section 8(a) or this Section 8(b) does not cover or extend to: (i) that portion of any damage or liability which is attributable to the acts or omissions of Seller and which arises out of any Claims that are the result, in whole or in part, of any act or omission of Seller, and (ii) any diminution in value of the Property (or other consequences) which might result from the discovery by Purchaser of any fact or condition existing on the Property which is not caused or introduced by Purchaser, or any of its partners, officers, employees, agents, contractors and representatives. The foregoing indemnity shall survive Closing and any termination of this Agreement.

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          (c) Feasibility Period. If Purchaser, in its sole and absolute discretion, discovers any aspect of the Property to be unsatisfactory for any reason whatsoever, or no reason at all, Purchaser may terminate this Agreement by giving Seller written notice thereof on or prior to May 14, 2010 (the “Feasibility Period”). Upon any termination of this Agreement during the Feasibility Period, the parties shall have no further obligations (except for those which survive termination) to each other hereunder and the Earnest Money shall be promptly returned to Purchaser, except that any portion of the Earnest Money that has become Nonrefundable Earnest Money shall be disbursed to Seller. If Purchaser fails to give Seller written notice terminating this Agreement prior to the expiration of the Feasibility Period, Purchaser shall be deemed to have waived its right to terminate this Agreement during the Feasibility Period.
          (d) Purchaser Due Diligence Materials. All studies, reports, analyses, engineering work product, conceptual plans, conceptual drawings, architectural renderings, building elevations, construction drawings, construction plans, construction specifications, landscaping plans, site plans, site development permits, and subdivision plats which Purchaser or any employee, agent, representative or consultant of Purchaser generates or acquires in connection with the Property and/or the transaction evidenced by this Agreement are referred to herein collectively as the “Purchaser Due Diligence Materials”. Purchaser’s Due Diligence Materials shall not include any (i) internal business or financial information of Purchaser, (ii) confidential information including (without limitation) attorney-client communications and attorney work product, and (iii) any and all proprietary information of Purchaser. Purchaser shall pay all expenses incurred in connection with the Purchaser Due Diligence Materials and Seller will have no obligation to pay any such expenses.
          (e) Purchaser’s Post Termination Obligations. Except as provided hereinbelow with respect to a termination due to Seller default or failure of any Closing Condition, if this Agreement is terminated for any reason (either by Purchaser or by Seller), then Purchaser shall: (i) repair and restore any damage to the Property as a result of its inspections, tests or other activities on the Property to the condition which existed prior to any such inspections, tests or other activities of Purchaser and/or any of the Purchaser Parties; (ii) return to Seller all studies, reports, surveys and other documents or information of any kind or nature which have been provided by Seller to Purchaser; (iii) deliver the Purchaser Due Diligence Materials to Seller; (iv) execute and deliver to Seller an instrument assigning to Seller (without warranty or recourse) all of Purchaser’s rights, title and interest to the Purchaser Due Diligence Materials; (v) remove all liens against the Property which have arisen due to any activities of Purchaser or any of the Purchaser Parties; (vi) compensate Seller for any damages arising out of any breach or default by Purchaser under any representations or warranties of Purchaser under Section 22 of this Agreement and/or any damages arising out of any breach or default by Purchaser in any of Purchaser’s covenants and agreements under Section 23 of this Agreement; and (vii) reimburse Seller for all expenses, costs and liabilities of any kind or nature (including without limitation attorneys’ fees and court costs) incurred by Seller in connection with the enforcement of any of the obligations of Purchaser under this Section 8(e) and/or in connection with the performance by Seller of any of the obligations of Purchaser under this Section 8(e). The obligations of Purchaser under this Section 8(e) are referred to in this Agreement collectively as the “Purchaser’s Post Termination Obligations”. Notwithstanding any provision in this Agreement to the contrary, the Purchaser’s Post Termination Obligations shall survive any termination of this Agreement, and the Purchaser’s Post Termination Obligations shall not

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(regardless of any liquidated damages provisions in this Agreement) be deemed to be satisfied in whole or in part by the delivery to Seller of all or any portion of the Earnest Money. Further, and also notwithstanding any provision in this Agreement to the contrary, Purchaser will have no obligation to satisfy the requirements set out above in clauses (i), (ii), (iii) or (iv) in the event of a termination of this Agreement due to a default by Seller which is not cured within its applicable cure period unless the default is in connection with Seller’s obligations related to the UST Removal Work, in which event Purchaser will be required to repair any damage to the Property caused by, through or under Purchaser, other than the patching and filling of a reasonable number of holes drilled for phase 2 environmental testing within the Property. In addition, Purchaser will have no obligation to satisfy the requirements set out above in clauses (iii) and (iv) in the event of a termination due to a failure of a Closing Condition to occur.
          (f) Seller’s Post-Termination Obligations. If this Agreement is terminated by Purchaser for a default by Seller which is not cured within its applicable cure period, or a failure of any Closing Condition to be satisfied as provided herein, Seller shall: (i) not be entitled to any of the Purchaser Due Diligence Materials; (ii) execute and deliver to Purchaser an instrument releasing Purchaser from any liability hereunder if and after Purchaser has satisfied all of the applicable Purchaser’s Post Termination Obligations; and (iii) reimburse Purchaser for all expenses, costs and liabilities of any kind or nature (including without limitation attorneys’ fees and court costs) incurred by Purchaser in connection with the enforcement of any of the obligations of Seller under this Section 8(f). In addition to the foregoing, if this Agreement is terminated for a default by Seller which is not cured within its applicable cure period, and such default is not a default in connection with Seller’s obligations related to the UST Removal Work resulting from circumstances caused by Purchaser’s inspections, tests or other activities on the Property, then Seller shall also be solely responsible for the patching and filling of a reasonable number of holes drilled for phase 2 environmental testing within the Property. The obligations of Seller under this Section 8(f) are referred to in this Agreement collectively as the “Seller’s Post Termination Obligations”. Notwithstanding any provision in this Agreement to the contrary, the Seller’s Post Termination Obligations shall survive any termination of this Agreement, and the Seller’s Post Termination Obligations shall not (regardless of any liquidated damages provisions in this Agreement) be deemed to be satisfied in whole or in part by the return to Purchaser of all or any portion of the Earnest Money and/ or Extension Fees.
     9. Approvals.
          (a) Cooperation for Obtaining Approvals. Seller acknowledges and agrees that Purchaser may attempt to obtain additional consents, authorizations, entitlements, permits, licenses, agreements, and approvals (collectively, the “Approvals”) as may be necessary or desirable for use and development of the Property into a multi-story office building and parking garage with approximately 130,000 to 140,000 square feet of gross floor area and sufficient parking for use by Purchaser as office and laboratory space for Purchaser’s current and future business operations (the “Project”), which may include, without limitation, site plan revisions and/ or corrections, building permits and license agreements, but which may not include any zoning changes. Seller shall, at no material cost or expense to Seller, cooperate with and support Purchaser in Purchaser’s pursuit of the Approvals, including (without limitation) execution and prosecution of any and all documents in connection with any applications and updates for the Approvals. Notwithstanding the foregoing,

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Purchaser shall not file any application or other document related to the Approvals, and shall not create any encumbrance or burden on the Property or Seller in connection with the Approvals, without the prior written consent and authorization of Seller, not to be unreasonably withheld, conditioned, or delayed. Any time that Purchaser wishes to file any permit application or document related to the Property or to create any encumbrance or burden on the Property, then Purchaser shall send written notice of such action to Seller, along with any pertinent documentation related thereto, after which Seller shall respond to Purchaser if Seller has any objection to the action being taken. Seller shall have a reasonable period to review such application, permit or other documents and provide any reasonable comments thereto. Notwithstanding anything herein to the contrary, Seller will be deemed to have given its consent to any request made by Purchaser in connection with the Approvals unless Seller notifies Purchaser within five (5) business days after Seller’s receipt of Purchaser’s request that Seller does not consent to such request and includes in such notice, with reasonable specificity, Seller’s objection(s) to Purchaser’s request. Purchaser shall: (i) deliver to Seller written notice of the filing of any applications for any Approvals within three (3) business days of the date of any such filing; (ii) keep Seller reasonably informed on a timely basis as to any material matters which come to Purchaser’s attention with respect to the applications for the Approvals, including without limitation, all comments or responses received by Purchaser from the applicable governmental authorities or any third parties; (iii) pay all expenses of any kind or nature in connection with the applications for and/or the issuance of the Approvals (except for Seller’s incidental costs and expenses associated with Seller’s review of the applications, Approvals and information related thereto); (iv) not materially amend or modify any applications for the Approvals without Seller’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed); (v) not agree to any access restrictions, construction obligations, or any other agreements or commitments of any kind or nature which would be binding upon Seller or the Property after a termination of this Contract without Seller’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed); and (vi) use Purchaser’s commercially reasonable efforts to obtain issuance of the Approvals as quickly as possible.
     (b) Approval Period. In the event that, prior to the expiration of the Feasibility Period, Purchaser has deposited $75,000.00 as additional Earnest Money with the Title Company (which shall be Nonrefundable Earnest Money) and delivered a written notice to Seller stating that Purchaser is exercising its rights under this Section 9(b), then Purchaser will have an “Approval Period” of thirty (30) days immediately following expiration of the Feasibility Period. Without limiting Purchaser’s other rights hereunder, if Purchaser is unable to obtain all necessary or desired Approvals, Purchaser may terminate this Agreement by giving Seller written notice thereof on or prior to the expiration of the Approval Period. Upon any termination of this Agreement by Purchaser for failure to obtain one or more of the Approvals during the Approval Period, the parties shall have no further obligations (except for those which survive termination) to each other hereunder and the Nonrefundable Earnest Money shall be disbursed to Seller. If Purchaser fails to give Seller written notice terminating this Agreement prior to the expiration of the Approval Period, Purchaser shall be deemed to have waived its right to terminate this Agreement during the Approval Period for failure to obtain the Approvals.
     (c) Purchaser’s Right to Extend the Approval Period. If Purchaser has not obtained the Approvals but has submitted a site plan correction for the Project to the City of Austin (together with all necessary supporting materials and documentation) on or before June 14, 2010,

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then Purchaser may elect to extend the expiration of the Approval Period solely for the purpose of obtaining the Approvals for up to three (3) periods of thirty (30) days each by, in each instance, (i) providing Seller written notice of such extension on or prior to the then-scheduled expiration date of the Approval Period; and (ii) delivering to the Title Company concurrently with each such notice the cash sum of $75,000.00 as an “Extension Fee”. Each Extension Fee shall be nonrefundable to Purchaser, shall be delivered to Seller at Closing (or upon any termination of this Agreement except as provided below) and shall not be credited against the Purchaser Price due at Closing; provided, however, that the Title Company shall return the Extension Fees to Purchaser upon (i) a Seller default (after notice and opportunity to cure as provided in this Agreement); (ii) the failure of any Closing Condition to be satisfied by the Closing Date, as provided in this Agreement; or (iii) Seller fails and/ or refuses to reasonably consent to any application for the Approvals.
     10. Seller’s Representations and Warranties. Seller hereby represents and warrants the following to Purchaser, to Seller’s current, actual knowledge without any investigation or inquiry and SAVE AND EXCEPT as may be disclosed in the Title Commitment, Title Documents, Survey, or Property Documents:
          (a) Authority. Seller has full requisite power and authority to both enter into this Agreement and perform all of its obligations under this Agreement, all without the notice, joinder or consent of any party other than Cypress V, L.L.C., which has joined in the Agreement and consented to this transaction as indicated below. The party executing this Agreement on behalf of Seller has the authority to bind Seller to this Agreement.
          (b) Performance Allowed. Execution, delivery and performance of this Agreement will not conflict with, or with or without notice or the passage of time, or both, result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under any agreement or other instrument to which Seller or the Property is bound.
          (c) Condemnation. There is no pending or threatened condemnation or similar proceeding affecting the Property, or any portion thereof.
          (d) Pending Litigation. There is no legal action, lawsuit or other legal or administrative proceeding pending or threatened against the Property or Seller, and Seller has not been notified in writing of any facts which might result in any such action, lawsuit or other proceeding.
          (e) Access. The Property has frontage on West 6th Street and West Avenue, and there is no pending or threatened governmental proceeding that would restrict, limit or otherwise impair access to such roadways other than existing governmental ordinances and regulations (but Seller makes no warranties or representations to Purchaser regarding the ability or inability of Purchaser to obtain curb cut approvals).
          (f) Parties in Possession. Except for a parking company tenant whose lease is week to week and will be terminated by Seller at least thirty (30) days prior to the Closing as provided below, there are no parties in possession of any portion of the Property as lessees, tenants at will or at sufferance, trespassers or otherwise, and no person or party (other than Purchaser

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pursuant to this Agreement) has the right or option to purchase or otherwise acquire the Property, or any portion thereof or any interest therein, except as may be set forth in the Permitted Exceptions.
          (g) No Unpaid Charges. As of the date of Closing, there will be no unpaid charges, liabilities, or obligations arising from any demolition or construction activities of Seller which could give rise to any mechanic’s or materialmen’s or other statutory lien against the Property, or for which Purchaser shall otherwise be responsible.
          (h) No Commitments. Seller has made no commitments to any governmental authority, utility company, school board or church, civic organization, or to any religious body, or any other organization, group or individual relating to the Property, which would impose an obligation upon Purchaser or its successors or assigns to make any contribution or dedications of money or land to construct, install or maintain any improvements of a public or private nature on or off any of the Property.
          (i) No Service Contracts. There are no maintenance or service contracts or other agreements of any kind or nature affecting any portion of the Property which will survive the Closing or which will be binding upon the Purchaser or the Property after the Closing Date.
          (j) Notice of Violations. Seller has received no notice of any pending or threatened violation of any applicable ordinances of the City of Austin or Travis County, or other applicable law that would materially and adversely affect the Project.
          (k) Purchaser’s Representations. Seller has no knowledge of any facts or circumstances which Seller has not disclosed to Purchaser and which would reveal any breach of any representation, warranty or covenant on the part of Purchaser under this Agreement.
If Seller, prior to Closing, becomes aware of any matter which is the subject of any representation, warranty or covenant made by Seller under this Agreement and which would make any such representation, warranty or covenant inaccurate, incomplete or unperformable in any material respect, then Seller will promptly (and prior to the Closing Date) notify Purchaser in writing of the existence of such matter. Except in the event that such matter has been created by or under the control of Seller or is due to any act or omission of Seller, Purchaser must, within five (5) business days after Purchaser’s receipt of Seller’s notice either (i) accept such modified representation, warranty or covenant as Seller may then give consistent with the facts and circumstances set out in Seller’s notice and close the purchase of the Property under this Agreement, waiving Purchaser’s rights to object to any matters which are not covered by such modified representation, warranty or covenant; or (ii) terminate this Agreement, as Seller’s sole and exclusive remedy (except, however, that Purchaser will not be entitled to terminate this Agreement due to any pending or threatened condemnation unless the condemnation would otherwise give rise to right of termination in Section 20 below, and Purchaser will not be entitled to terminate this Agreement due to any legal action, lawsuit or other legal or administrative proceeding pending or threatened against the Property or Seller if such action, lawsuit or proceeding will not in any way be binding on or affect the Property or Purchaser, or if such action, lawsuit or proceeding does not give rise to a substantial risk of financial losses in excess of $100,000.00, does not prevent Buyer’s Project or cause substantial risk of significant delay to the commencement of Buyer’s Project beyond November 1, 2010, and Seller

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has agreed to fully indemnify Purchaser from any such action, lawsuit or proceeding). Seller hereby agrees that each of the foregoing representations and warranties shall be deemed restated by Seller effective as of Closing, and shall survive Closing hereunder for a period of two (2) years. In the event that any representation or warranty was or is incorrect or breached, and is not rectified or corrected by Seller under the procedure outlined above (if applicable), then Purchaser may, at Purchaser’s option, and as Purchaser’s sole and exclusive remedy (all other remedies being hereby waived by Purchaser), either: (i) recover from Seller any actual damages of Purchaser arising therefrom; or (ii) Purchaser may terminate this Agreement and all Earnest Money (including Nonrefundable Earnest Money) and Extension Fees shall be returned to Purchaser. All references in this Section 10 or elsewhere in this Agreement to “Seller’s knowledge” and words of similar import shall refer to facts within the current actual knowledge of David J. Cox (but nothing in this Section 10 or the remainder of this Agreement shall imply or impose any personal liability on the part of David J. Cox). Seller warrants and represents (without any limitation to such warranty and representation) that David J. Cox is the individual within Seller’s organization that has the greatest personal knowledge of the condition of the Property and of the matters set forth in this Section 10. Purchaser agrees and acknowledges that, notwithstanding any provision in this Agreement to the contrary, Seller will not be in default under this Section 10 until and unless Purchaser affords to Seller notice and opportunity to cure under the provisions set out in Section 21(a) of this Agreement and Seller fails, during the applicable cure period, to remedy or remove the conditions giving rise to the applicable breach of representation or warranty under this Agreement.
     11. Seller’s Covenants. Except after obtaining Purchaser’s written consent (which will not be unreasonably withheld, conditioned or delayed), Seller agrees that between the Effective Date of this Agreement and the Closing Date: (a) Seller will not enter into or grant any liens, easements, restrictive covenants or other agreements of any kind which would survive the Closing and which would affect title to, or obligations of, the Property; (b) Seller will not enter into any leases, contracts or agreements of any kind or nature relating to the Property which would survive the Closing; (c) Seller will not sell, transfer, convey, demolish, destroy, dispose of, relinquish, amend, alter, change or modify the Property or any portion thereof, in any way, except as required or permitted by this Agreement; (d) Seller will not use, occupy or allow the use or occupancy of the Property in any manner which violates any applicable laws, ordinances, rules, regulations or restrictive covenants; (e) Seller will not release, use, store or dispose and will not allow or permit the release, discharge, use, storage or disposal of any Hazardous Material into, onto or from the Property; (f) Seller will, upon obtaining written notice of same, thereafter promptly notify Purchaser of any legal, political, governmental, or administrative proceeding or moratorium instituted or proposed which might have any effect on the Property, its value, development potential, or the rights to possession of same; and (g) Seller will promptly notify Purchaser of any damage to or destruction of the Property or any portion thereof (other than damage to any improvements that are subject to the UST Removal Work or the Demolition Work, as those terms are defined hereinbelow) that materially and adversely affects Purchaser’s ability to use and develop the Property with the Project; and (h) Seller will, upon receiving written notice of same, thereafter promptly notify Purchaser of any studies or plans by any governmental entity which will or may affect the Property. Notwithstanding the foregoing, with respect to any violation of clauses (d) or (e) above by any third party that is not knowingly allowed by Seller, Purchaser’s sole remedy for such violation shall be to treat the cure of such violation as a Closing Condition.

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     12. AS-IS. Except as provide in Section 10 above, Purchaser represents and warrants to Seller that it is relying on its own investigation and inspection of the Property and that Purchaser will take the Property in its “AS IS, WHERE IS” condition based solely on its own investigation, verification, and inspection. Purchaser acknowledges and agrees that neither Seller nor any of Seller’s agents, employees, or representatives has made (and Purchaser has not relied upon) any warranty or representation, express or implied, written or oral (except the express warranties contained in Section 10 above, and the warranties of title contained in the Deed) concerning the Property, or any uses to which the Property may or may not be put, including, but not limited to, the following:
          (a) The physical condition of the Property or any Improvements;
          (b) The suitability of the Property or the Improvements for any intended use or development;
          (c) The availability of development rights, water, wastewater, or any utility or service;
          (d) The income or expenses generated, paid, or incurred in connection with the Property;
          (e) The accuracy of any statements, depictions, calculations, or conditions stated or set forth in any books, records, or brochures (including Seller’s records); and
          (f) The ability of Purchaser to obtain any and all necessary Approvals for Purchaser’s intended use and development of the Property.
Purchaser acknowledges that (i) Seller has disclosed and/ or made available for inspection and copying to Purchaser all of the information which is set out in or disclosed by the Property Documents; (ii) the bargaining power of Seller in the transaction evidenced by this Agreement is no greater than the bargaining power of Purchaser; (iii) the disclaimer of warranties set out in this Section 12 has been specifically negotiated by the Parties and is an integral part of the transaction evidenced by this Agreement; and (iv) Seller would not have sold the Property to Purchaser for the Purchase Price set out in this Agreement if Purchaser had not agreed to the disclaimer of warranties set out in this Section 12.
     13. Conditions to Closing. Seller covenants that it shall use commercially reasonable efforts to complete the following prior to the dates stated below, the full completion and satisfaction of all of which shall be conditions to closing (the “Closing Conditions”):
          (a) Title Cure. If Seller notifies Purchaser in writing of Seller’s intention to cure some or all of Purchaser’s title objections, then the cure of those objections which are specified in Seller’s notice prior to the Closing Date shall be a Closing Condition.
          (b) UST Removal Work. On or before May 10, 2010, Seller shall be responsible, at its sole cost and expense, for (i) causing the removal of the underground storage tank described in

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the Terracon Proposal for UST removal referred to in Section 7(g) above; (ii) conducting soil and groundwater testing as recommended by Terracon; (iii) causing the removal and/or remediation of any impacted or contaminated soils or other materials located on the Land, to the extent and only to the extent that such removal is necessary to comply with any requirements imposed on Seller by the Texas Commission on Environmental Quality (“TCEQ”) as a condition to issuance of a “No Further Action” letter; (iv) restoring the Land to its current grade and condition after such removal and remediation; (v) taking such other steps and actions as may be mutually agreed upon in writing by both Seller and Purchaser during the Feasibility Period as appropriate to deliver a “clean” site to Purchaser, (vi) causing TCEQ to issue a “No Further Action” letter for the Land in connection with such removal and remediation; and (vii) causing Seller’s licensed environmental consultant to issue a written certification to Purchaser that the foregoing work has been performed in accordance with all Environmental Laws. Completion of the items listed in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) in the preceding sentence is collectively referred to herein as the “UST Removal Work”. Seller shall promptly provide Purchaser with a copy of all correspondence to or from the TCEQ or any other regulatory authority relating to any aspect of the UST Removal Work, and all environmental reports, studies, and testing information in connection therewith. Seller shall notify Purchaser in advance of any planned work so that Purchaser may promptly notify its contractor and have the opportunity to monitor the work. If any monitoring wells are required to be installed, Seller will cooperate with Purchaser to coordinate location of the wells so as to not unreasonably interfere with Purchaser’s proposed use of the Land. Upon final completion of the UST Removal Work, Seller shall provide written notice to Purchaser of same together with reasonable written evidence that the requirements of this Section 13(b) have been met. Purchaser shall have the right to inspect the Land and the materials provided by Seller to review Seller’s performance of the UST Removal Work.
If Seller has not completed the UST Removal Work and obtained the “No Further Action Letter” on or before May 10, 2010, Seller shall have the right to request an extension of the date by which the UST Removal Work may be completed and the “No Further Action Letter” obtained for up to seventy-five (75) days by sending written notice of such request to Purchaser on or before May 10, 2010, together with a detailed statement describing the work that needs to occur or be performed before the UST Removal Work can be fully and finally completed. Purchaser shall have five (5) business days from the receipt of such request and statement to review the request and reasonably determine whether or not the remaining work can feasibly be completed as required in this Section 13(b) within seventy-five (75) days. In the event that Purchaser’s environmental consultant delivers to Seller, within the five (5) business day determination period, a memorandum stating in detail the specific facts and circumstances reasonably justifying a determination that the UST Removal Work cannot be completed within seventy-five (75) days, then Purchaser shall have the right to disapprove Seller’s request for an extension and terminate this Agreement in which event all of the Earnest Money (including Nonrefundable Earnest Money) and any Extension Fees shall be returned to Purchaser. In the event that Purchaser fails to respond to Seller’s extension request with a memorandum from Purchaser’s environmental consultant within the five (5) business day period referenced above, then Purchaser shall be deemed to have approved Seller’s request. In the event that Purchaser either approves Seller’s request, or is deemed to have approved Seller’s request, then the date for completion of the UST Removal Work shall be so extended, and, if applicable, the Closing Date will be extended accordingly.

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          (c) Demolition Work. In the event that, the UST Removal Work has been completed and Purchaser, on or before a date which is the later of (i) thirty (30) days prior to the Closing Date, or (ii) five (5) days after Purchaser has received the last of its Approvals, Purchaser (A) sends written notice to Seller requesting that the Demolition Work (as hereinafter defined) be performed by Seller as provided in this subsection (the “Demolition Notice”), and (B) delivers to the Title Company as additional Earnest Money to be held is escrow as provided in this Agreement the sum of $500,000.00 (which additional earnest money shall be Nonrefundable Earnest Money and shall be applied to the Purchase Price due at Closing), then on or before a date which is ten (10) days before the Closing Date, Seller shall be responsible, at its sole cost and expense, for (i) remediating any asbestos or other Hazardous Materials present in the structures or other improvements located on the Land in compliance with all recommendations received from Terracon; (ii) razing and removing all structures, pavement, fixtures, surface improvements, trash, rubbish and debris on the Land, including without limitation, removal of the slab for the existing buildings on the Land; (iii) rough grading the Land to level conditions; and (iv) capping all utilities at the boundary of the Land. Completion of the items listed in clauses (i), (ii), (iii) and (iv) in the preceding sentence is collectively referred to herein as the “Demolition Work”.
In the event the Demolition Notice is delivered by Purchaser on a date which is less than thirty (30) days prior to the then scheduled Closing Date, then the Closing Date shall be extended to date which is thirty (30) days after the date upon which the Demolition Notice was delivered to Seller (the “Demolition Notice Delivery Date”). In addition, if Seller has entered into the Demolition Contracts, has commenced the Demolition Work and has made commercially reasonable efforts to complete the Demolition Work, but has not completed the Demolition Work on or before the date which is thirty (30) days after the Demolition Notice Delivery Date, Seller shall have the right to extend the date by which the Demolition Work may be completed for up to thirty (30) days and, if Seller exercises such right, the Closing Date will be extended accordingly. Finally, if any underground storage tank, Hazardous Materials or any other items which must be removed from the Property under the requirements set out above with respect to the Demolition Work are discovered under any building located on the Property, an “Unanticipated Event” will be deemed to have occurred for purposes of this Agreement and the following shall apply: (i) Seller shall have the right to extend the date by which the Demolition Work may be completed for up to an additional sixty (60) days (in addition to the two 30-day periods referenced above) and if Seller exercises such right, the Closing Date will be extended accordingly; (ii) Seller will obtain a recommendation from Terracon as to the actions required to remediate the effects of the Unanticipated Event; and (iii) if the additional costs incurred or to be incurred by Seller as a result of the Unanticipated Event exceed $200,000.00, then Seller will have the right to deliver to Purchaser written notice of such excess costs (the “Excess Costs”) and thereafter Purchaser shall, within ten (10) days after the date of Seller’s delivery of the notice of Excess Costs to Purchaser, deliver to Seller a written notice pursuant to which Purchaser either (1) agrees to pay one-half (1/2) of the Excess Costs (in addition to the Purchase Price and all other sums required to be paid to Purchaser under this Agreement), or (2) terminates this Agreement, in which event $250,000.00 out of the Nonrefundable Earnest Money (the “Demolition Consideration”) will be delivered to Seller notwithstanding any provision in this Agreement to the contrary. If Purchaser fails to timely deliver the notice required to be delivered by Purchaser under clause (ii) of the immediately preceding sentence, then Purchaser will be deemed to have elected to pay one-half (1/2) of the Excess Costs and will thereafter be required to pay Purchaser’s one-half of all Excess Costs as and when the Excess Costs are incurred.

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In connection with performing the Demolition Work, Seller shall enter into one or more contracts for the Demolition Work (the “Demolition Contracts”), which Demolition Contracts shall require the contractors to maintain any and all right of way per City of Austin ordinances, perform the Demolition Work in a good and workmanlike manner in accordance with all applicable legal requirements, and to perform all other requirements that Seller and purchaser may agree to during the Feasibility Period. Upon final completion of the Demolition Work, Seller shall provide written notice to Purchaser of same, together with reasonable written evidence that the requirements of this Section 13(c) have been met. Purchaser shall have the right to inspect the Land and the materials provided by Seller to review Seller’s performance of the Demolition Work.
In the event that Purchaser fails to deliver the Demolition Notice and/or the $500,000 in additional Nonrefundable Earnest Money described above in this Section 13(c), then the Purchase Price shall be reduced by $200,000. If Seller delivers the Demolition Notice and the $500,000 in additional Nonrefundable Earnest Money described above and Seller commences the Demolition Work but thereafter fails to complete the Demolition Work as required herein and Purchaser elects to waive the performance of the Demolition Work as a Closing Condition (as provided below), then the Purchase Price shall be reduced by an amount equal to the reasonable estimate of Purchaser’s contractor to complete the Demolition Work as required herein, and Purchaser shall accept the Property without the Demolition Work having been done as of the date of the Closing.
          (d) Termination of Existing Leases. Seller shall cause the termination of any and all existing leases on the Property to occur on or before a date which is thirty (30) days prior to the Closing Date as a Closing Condition.
          (e) Release of Transfer Restriction. On or before May 6, 2010, Seller shall cause Cypress V, L.L.C. to execute a release of the Transfer Restriction Agreement referenced in the joinder below and to deliver same to the Title Company to be held in escrow and recorded if and when Closing occurs.
          (f) Curing Certain Violations of Seller’s Covenants. With respect to any violation of clauses (d) or (e) in Section 11 above by any third party that is not knowingly allowed by Seller, Seller shall have no obligation to cure any such violation, but the cure of such violation on or before a date which is ten (10) days prior to the Closing Date shall be a Closing Condition.
Purchaser shall have no obligation to proceed to Closing, and (except as otherwise provided in Section 13(c) with respect to the Demolition Consideration) Purchaser shall be entitled to a refund of all Earnest Money (including Nonrefundable Earnest Money) and any Extension Fees (as hereinafter defined), if the foregoing Closing Conditions are not satisfied prior to the dates established in this Section 13. Purchaser may, as its option, waive any Closing Conditions in writing and proceed to Closing. Purchaser’s sole and exclusive remedy for the failure of any one or more of the Closing Conditions is the right to terminate this Agreement on the Closing Date. If Purchaser does not deliver to Seller a written notice of termination of this Agreement on or before the Closing Date, then Purchaser will be deemed to have waived any and all unsatisfied Closing Conditions.

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     14. Closing Date. Subject to satisfaction of the Closing Conditions, and subject to any one or more extensions under Section 13(b) and/or Section 13(c) of this Agreement, the consummation of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of the Title Company on the date (the “Closing Date”) that is ten (10) days after the later of (i) expiration of the Feasibility Period; or (ii) expiration of the Approval Period (if applicable).
     15. Seller’s Duties at Closing. At Closing, Seller shall do the following:
          (a) Execute, acknowledge and deliver to Purchaser a special warranty deed (the “Deed”) conveying to Purchaser good and indefeasible title in fee simple absolute to the Real Property, subject only to the Permitted Exceptions and with a disclaimer of warranties pursuant to which the Real Property is conveyed by Seller to Purchaser “AS IS,” “WHERE IS,” and “WITH ALL FAULTS”;
          (b) Execute, acknowledge and deliver to Purchaser an assignment, bill of sale and blanket conveyance (“Assignment”) in a form reasonably acceptable to Purchaser and Seller, conveying to Purchaser all of Seller’s right, title and interest in and to the Personal Property and the Property Documents, with a disclaimer of warranties pursuant to which these same are conveyed by Seller to Purchaser “AS IS,” “WHERE IS,” and “WITH ALL FAULTS”;
          (c) Deliver the Escrow Agreement to Purchaser and the Title Company and the Escrowed Funds to the Title Company;
          (d) Deliver physical possession of the Property to Purchaser;
          (e) Deliver to Purchaser a “non-foreign” certificate in the form prescribed by the Internal Revenue Code and the IRS regulations thereunder; and
          (f) Execute and deliver such other documents as are customarily executed by a seller in connection with the conveyance of similar property in Travis County, Texas, including all required closing statements, releases, affidavits, evidences of authority to execute the documents, certificates of good standing, corporate resolutions and any other instruments reasonably required by the Purchaser or the Title Company.
At Seller’s expense, Seller shall cause the Title Company to be committed to issue and deliver to Purchaser an Owner Policy of Title Insurance in the full amount of the Purchase Price, insuring Purchaser’s fee simple title to the Real Property, subject only to the Permitted Exceptions, and otherwise conforming to the Title Commitment. Purchaser, at its expense, shall be responsible for deleting the standard printed survey exception except as to “shortages in area” and for removing any exception relating to the “rights of parties in possession”, and any other endorsements, if desired by Purchaser. Notwithstanding the foregoing, Seller shall not be obligated to cause the issuance of such title policy for any new restrictions or encumbrances identified after the Permitted Exceptions have been determined, but in that event, Purchaser’s obligations under this Agreement are contingent upon and subject to Section 6(e) above.

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     16. Purchaser’s Duties at Closing. At Closing, and contemporaneously with the performance by Seller of its obligations hereunder at Closing, Purchaser shall do the following:
          (a) Deliver to Seller the Purchase Price in cash (subject to credit for the Earnest Money); and
          (b) Execute and deliver the Escrow Agreement to Seller and the Title Company; and
          (c) Execute and deliver such other documents as are customarily executed by a purchaser in connection with the conveyance of similar property in Travis County, Texas, including all required closing statements, releases, affidavits, evidences of authority to execute documents, certificates of good standing, corporate resolutions, and other instruments which are reasonably required by the Seller or the Title Company.
     17. Further Cooperation. Purchaser and Seller acknowledge that it may be necessary to execute documents other than those specifically referred to herein in order to complete the acquisition of the Property and the other transfers and transactions contemplated under this Agreement. Purchaser and Seller hereby agree to cooperate with each other by executing such other documents or taking such other action as may be reasonably necessary in accordance with the intent of the parties as evidenced by this Agreement, provided such documents do not create any additional liability or expense for such party not contemplated by this Agreement or expressly agreed to be incurred or paid by such party.
     18. Taxes and Assessments.
          (a) Prorations. Ad valorem taxes and all assessments for the Property shall be prorated to and through the Closing Date. If the Closing shall occur before the tax rate is fixed for the then current year, the apportionment of ad valorem taxes shall be on the basis of the tax rate of the preceding year applied to the latest assessed valuation. Subsequent to the Closing, when the tax rate is fixed for the year in which the Closing occurs and actual ad valorem taxes become known, Seller and Purchaser covenant and agree to adjust the proration and, if necessary, refund or pay such sums as shall be necessary to effect such adjustment.
          (b) Rollback Taxes. Notwithstanding the foregoing provisions of this Section 18, if, during the past five (5) years, the Property, or any applicable portion thereof, has been classified as “agricultural” property, “open space” property, or any other classification authorized by law to obtain a special or low ad valorem tax rate, and the sale transaction contemplated by this Agreement or Purchaser’s change in use of the Property following the Closing results in the disqualification of the Property for such beneficial tax classification, then: (a) Seller shall be entirely responsible for any so-called “rollback” taxes that shall be triggered by reason thereof attributable to any periods prior to the Closing Date; and (b) if ad valorem taxes for the year in which the Closing occurs shall subsequently be reassessed or otherwise adjusted by reason of the loss of the beneficial tax classification, Seller shall be entirely responsible for the payment of any increased ad valorem taxes resulting therefrom, it being understood and agreed that Purchaser’s prorated shared of ad valorem

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taxes for the year of Closing will continue to be calculated and paid as though the disqualification and resulting rollback had not occurred.
          (c) Survival. The provisions of this Section 18 shall survive the Closing.
     19. Closing Costs. Except as otherwise provided herein, each party shall bear its own costs and expenses, including its own attorneys’ fees.
          (a) Seller shall pay for the preparation of the deed to the Real Property, the basic title insurance premium for an owner’s policy of title insurance on the Property, the cost of discharging any mortgage or existing liens on the Property, the cost of any tax certificates, one-half (1/2) of any escrow or closing fee charged in connection with this Agreement, and any other closing costs customarily paid by a seller of similar real property in Travis County, Texas.
          (b) Purchaser shall pay for the cost of recording the deed, the cost of imposing any mortgage or liens on the Property, the cost of any endorsements to the owner’s policy of title insurance (including the survey deletion), any inspection fees charged by the Title Company, the cost of any mortgagee’s policy of title insurance, the cost of any instruments to be recorded under the terms of this Agreement with respect to the Property, Purchaser’s costs of inspecting the Property, one-half (1/2) of any escrow or closing fee charged in connection with this Agreement, and any other closing costs customarily paid by a buyer of similar real property in Travis County, Texas.
     20. Condemnation and Casualty.
          (a) If, prior to the Closing, any portion of the Property shall be condemned or threatened to be condemned, the parties shall use good faith to cooperate with each other and resolve such condemnation issues for the mutual benefit of both parties. If a portion of the Property shall be condemned or threatened to be condemned that would materially and adversely affect Purchaser’s ability to develop, construct and use the Project as established in any Approvals sought by Purchaser (a “Material Portion”), Purchaser may terminate this Agreement by written notice thereof to Seller upon the earlier of (i) Closing, or (ii) seven (7) days after Purchaser is notified of such condemnation proceedings, whereupon the Earnest Money, but not the Extension Fees, shall promptly be returned to Purchaser. In the event that condemnation proceedings are instituted or threatened but Purchaser does not timely elect to terminate this Agreement or the condemnation proceedings are for less than a Material Portion of the Property, the same shall not affect either party’s obligations hereunder and Closing shall occur as scheduled herein, and Seller shall assign any condemnation proceeds to Purchaser at Closing.
     (b) If, prior to the Closing, any portion of the Property shall be damaged or destroyed by casualty, the parties shall use good faith to cooperate with each other and resolve such casualty issues for the mutual benefit of both parties. If a portion of the Property (other than any improvements that are subject to the UST Removal Work or the Demolition Work) shall be so damaged or destroyed that would materially and adversely affect Purchaser’s ability to develop, construct and use the Project as established in any Approvals sought by Purchaser (a “Material Casualty”), Purchaser may terminate this Agreement by written notice thereof to Seller upon the earlier of (i) Closing, or (ii) seven (7) days after Purchaser is notified of such Material Casualty,

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whereupon the Earnest Money, but not the Extension Fees, shall promptly be returned to Purchaser. In the event that a casualty occurs but Purchaser does not timely elect to terminate this Agreement or the casualty is not a Material Casualty, the same shall not affect either party’s obligations hereunder and Closing shall occur as scheduled herein, and Seller shall assign any insurance proceeds to Purchaser at Closing except for insurance proceeds which relate to any improvements that are subject to the UST Removal Work or Demolition Work. Purchaser understands and hereby acknowledges that no fire or other casualty affecting any improvements subject to the UST Removal Work or the Demolition Work will give rise to any right of termination on the part of Purchaser hereunder or any right for Purchaser to receive any assignment of insurance proceeds hereunder.
     21. Default.
          (a) The failure of either Purchaser or Seller to perform any obligation imposed on Purchaser or Seller, as the case may be, within the time limits prescribed herein for such performance, or to comply with the agreements made hereunder, which failure or compliance is not cured within fifteen days for a non-Closing default and three (3) days for a Closing default, after notice has been given to the defaulting party by the other party shall constitute a default under this Agreement.
          (b) Except for any breach or default with respect to Seller’s warranties and representations set forth in Section 10 and for any failure of Seller to use commercially reasonable efforts to complete the Closing Conditions as required in Section 13 above, if Seller is in default under this Agreement, Purchaser as its sole remedies may (i) terminate this Agreement and the Earnest Money (including Nonrefundable Earnest Money) and any Extension Fees shall be paid to Purchaser, or (ii) enforce Seller’s specific performance of this Agreement. With respect to any breach or default with respect to Seller’s warranties and representations set forth in Section 10, Purchaser shall have the remedies set forth in Section 10. With respect to any failure by Seller to use commercially reasonable efforts to complete the Closing Conditions as required in Section 13 above, Purchaser shall, as Purchaser’s sole and exclusive remedy for Seller’s failure to use commercially reasonable efforts to complete the Closing Conditions as required in Section 13 above, have the right to terminate this Agreement on or before the Closing Date and recover its actual and reasonable out-of-pocket expenses incurred in pursuing Purchaser’s Due Diligence Materials and the Approvals if it elects to terminate this Agreement; provided, however, that in no event will Purchaser have any right to recover in excess of $250,000 from Seller under the terms and provisions of this sentence. Notwithstanding any provision in this Agreement to the contrary, Purchaser will not have the right to enforce specific performance of Seller’s obligations under this Agreement or to place a lis pendens on the Property or otherwise encumber the Property in any way until and unless Purchaser institutes, within ninety (90) days after the Closing Date an action in a court with jurisdiction and in venue specified under this Agreement, seeking to enforce specific performance of Seller’s obligations of this Agreement.
     (c) Except for any breach or default with respect to Purchaser’s Post Termination Obligations described in Section 8(e) or any other obligations of Purchaser under this Agreement which expressly survive the termination of this Agreement or the Closing under this Agreement (collectively, the “Surviving Purchaser Obligations”), if Purchaser is in default under this Agreement, then Seller’s sole exclusive remedy shall be to terminate this Agreement, in which

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event, the Earnest Money (including Nonrefundable Earnest Money) and Extension Fees shall constitute Seller’s liquidated damages and sole remedy, except for the indemnity obligations set forth in this Agreement which survive termination hereof. In the event of any breach or default with respect to the Surviving Purchaser Obligations, Seller shall be entitled to exercise any rights or remedies which may be available to Seller at law or in equity.
          (d) Nothing in this Section shall limit or impair the ability of a party to recover attorney’s fees, as provided elsewhere in this Agreement.
          (e) Seller and Purchaser agree that it is difficult to determine the actual amount of damages arising from a default, but the amount of the Earnest Money and Extension Fees is a fair estimate of those damages which has been agreed to by the parties in a sincere effort to make the damages certain.
          22. Purchaser Representations. Purchaser, to Purchaser’s current, actual knowledge without any investigation or inquiry represents and warrants to Seller the following:
          (a) Purchaser is a duly organized and validly existing corporation under the laws of the State of Delaware.
          (b) Purchaser has, without notice to or consent or joinder of any other person or entity, the full right, power and authority to enter into and perform this Agreement, including full right, power and authority to purchase the Property from Seller.
          (c) Purchaser’s execution, delivery and performance of this Agreement: (i) are within Purchaser’s power and authority and have been duly authorized; and (ii) will not conflict with, or with or without notice or the passage of time, or both, result in a breach of any of the terms and provisions of or constitute a default under any legal requirement, indenture, mortgage, loan agreement or instrument to which Purchaser is a party or by which Purchaser is bound.
          (d) To Purchaser’s current actual knowledge, Purchaser is, and on the Closing Date will be, financially able to consummate the purchase of the Property in the manner contemplated by this Agreement.
          (e) Purchaser has no knowledge of any facts or circumstances which Purchaser has not disclosed to Seller and which would reveal any breach of any representation, warranty or covenant on the part of Seller under this Agreement.
If Purchaser, prior to Closing, becomes aware of any matter which is the subject of any representation, warranty or covenant made by Purchaser under this Agreement and which would make any such representation, warranty or covenant inaccurate, incomplete or unperformable in any material respect, then Purchaser will promptly (and prior to the Closing Date) notify Seller in writing of the existence of such matter. Except in the event that such matter has been created by or under the control of Purchaser or is due to any act or omission of Purchaser, Seller must, within five (5) business days after Seller’s receipt of Purchaser’s notice either (i) accept such modified representation, warranty or covenant as Purchaser may then give consistent with the facts and

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circumstances set out in Purchaser’s notice and close the purchase of the Property under this Agreement, waiving Seller’s rights to object to any matters which are not covered by such modified representation, warranty or covenant; or (ii) terminate this Agreement, as Seller’s sole and exclusive remedy. Purchaser hereby agrees that each of the foregoing representations and warranties shall be deemed restated by Purchaser effective as of Closing, and shall survive Closing hereunder for a period of two (2) years. All references in this Section 22 or elsewhere in this Agreement to “Purchaser’s knowledge” and words of similar import shall refer to facts within the current actual knowledge of Thurman Case (but nothing in this Section 22 or the remainder of this Agreement shall imply or impose any personal liability on the part of Thurman Case). Purchaser warrants and represents (without any limitation to such warranty and representation) that Thurman Case is the individual within Purchaser’s organization that has the greatest personal knowledge of the condition of the Property and of the matters set forth in this Section 22.
     23. Purchaser Covenants. Purchaser agrees that, between the Effective Date of this Agreement and the Closing Date, Purchaser will not, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed):
          (a) make any commitments to any governmental authority, utility company, school board, church or other religious body, or any homeowners association, or any other organization, group or individual which would be binding upon Seller or the Property after any termination of this Agreement;
          (b) enter into any leases or other possessory agreements for the Property which would be binding on Seller or the Property after any termination of this Agreement;
          (c) enter into or grant any easements, liens, encumbrances or other contracts or instruments which would be binding upon Seller or the Property after any termination of this Agreement;
          (d) alter or amend in any way which would be binding upon Seller or the Property after any termination of this Agreement, the zoning of the Property;
          (e) commence any construction activities upon or within the Property;
          (f) transfer, convey, dispose of or remove any portion of the Property; or
          (g) terminate or amend or purport to terminate or amend any service contract, maintenance contract or other contract of any kind relating to the Property.
     24. Broker’s Commissions. If, and only if, the Closing actually occurs and Purchaser enters into a written construction management agreement with Jones Lang LaSalle of Texas (the “Broker”), Seller shall pay Broker a real estate commission in an amount determined by separate agreement between Broker and Purchaser at Closing, subject to the terms and conditions of such separate agreement. In the event that the commission specified in such separate agreement is less than $560,000.00, then Purchaser and Seller acknowledge and agree that the Purchase Price due at

Purchase and Sale Agreement	Page 22

closing shall be increased or reduced by the difference between $560,000.00 and the amount of commissions due under the separate agreement. For example, if the commission amount is increased to $600,000, then the Purchase Price under this Agreement would be increased by $40,000. Other than the Broker, neither party to this Agreement has utilized the services of any real estate broker, agent or salesperson in connection with this transaction, and Seller and Purchaser each hereby agree to indemnify and defend the other party from any claims for broker commissions or other compensation of any real estate broker, agent or salesperson claiming by, through or under the indemnifying party. The reciprocal obligations of indemnity set forth in the preceding sentence shall survive the Closing or any termination of this Agreement. The Title Company is hereby authorized to pay the Broker’s real estate commission out of the sales proceeds due Seller at Closing. The above referenced real estate sales commission will be earned only if and when the Closing occurs under this Agreement. If this Agreement fails to close for any reason, including a breach by either party, Seller shall have no obligation to pay to Broker the above referenced real estate sales commission or any other compensation, costs, expenses, fees or other sums of any kind or nature. Without limitation on the generality of the foregoing, it is expressly agreed and understood that the Broker will not be entitled to any real estate sales commission if the parties agree to rescind or terminate this Agreement. The Broker is not a party to this Agreement. This Agreement may be amended or terminated without notice to or the consent of the Broker. The absence of Broker’s signature shall not in any way affect the validity of this Agreement or any amendment to or termination of this Agreement. Purchaser understands and hereby acknowledges that neither the Broker nor any agent operating by, through or under the Broker has any authority to bind Seller to any warranty, representation or covenant regarding the Property, and further acknowledges that Purchaser has not relied upon any warranty, representation or covenant of the Broker or any agent operating by, through or under the Broker in Purchaser’s decision to purchase the Property. The obligations of the parties contained in this Section 24 shall survive the Closing or any termination of this Agreement.
     25. Hazardous Materials and Environmental Laws. For purposes of this Agreement, the following terms shall have the meanings set forth below:
          (a) “Hazardous Material” or “Hazardous Substance” shall mean any substance, material, waste, pollutant, irritant, or contaminant defined, listed, or referred to in any Environmental Law (together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof) as being either hazardous or toxic, including without limitation, petroleum, petroleum byproducts or derivatives, and polychlorinated biphenyls.
          (b) “Environmental Law” or “Environmental Laws” shall mean each and every applicable federal, state, regional, county or municipal statute, ordinance, rule, regulation, order, code, directive or requirement, relating to the environment or Hazardous Substance, including without limitation the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution and Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; and any underground storage tank laws, now or hereafter existing, together with all successor statutes, ordinances, rules, regulations, orders, directives or requirements now or hereafter existing.

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     26. Notices. Any notice provided for or permitted to be given hereunder must be in writing and may be given by: (i) depositing same in the United States Mail, postage prepaid, registered or certified, with return receipt requested, addressed as set forth in this Section 26, (ii) personally delivering the same to the party to be notified, (iii) facsimile to the number set forth below; (iv) delivery by a nationally recognized overnight courier, or (v) in the case of any notice from Purchaser terminating this Agreement pursuant to any right to do so granted in this Agreement, by electronic transmission to the email addresses set forth below. Notice given in accordance herewith shall be effective upon receipt at the address of the addressee, as evidenced by the executed postal receipt, facsimile transmission page, or other receipt for or proof of delivery. For purposes of notice the addresses of the parties hereto shall, until changed, be as follows:

Seller:	Fortis Communities-Austin, L.P.
Attn: David J. Cox
3801 Bee Caves Road, Suite 125
Austin, TX 78746
	Phone:	512-493-1084
	Fax:	512-493-1081
	Email:	dcox@trustlanddevco.com

With a copy to:	Armbrust & Brown, L.L.P.
Attn: Samuel D. Byars
100 Congress, Suite 1300
Austin, TX 78701
	Phone:	512-435-2303
	Fax:	512-435-2360
	Email:	sbyars@abaustin.com

Purchaser:	Cirrus Logic, Inc.
Attn: Thurman Case
2901 Via Fortuna
Austin, TX 78746
	Phone:	512-851-4000
	Fax:	512-851-4500
	Email:	Thurman.Case@cirrus.com

With a copy to:	McLean & Howard, L.L.P.
Attn: Jeffrey S. Howard
1004 Mopac Circle, Suite 100
Austin, Texas 78746
	Phone:	(512) 328-2008
	Fax:	(512) 328-2409
	Email:	jhoward@mcleanhowardlaw.com
     27. Complete Agreement; Modification. This Agreement is the entire understanding and agreement between the parties concerning the matters set forth herein and supersedes all prior

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agreements and understandings, if any, regarding the subject matter hereof. No modification of this Agreement shall be effective unless in writing and signed by both parties.
     28. Applicable Law; Venue. This Agreement is to be construed under Texas law, and venue for any disputes hereunder shall be in Travis County, Texas.
     29. Binding Effect; Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns. Purchaser may assign this Agreement with the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed) provided that such assignment is to an entity controlled by, under the control of, or in common control with Purchaser (an “Affiliate”). Purchaser may only assign this Agreement to any third party other than an Affiliate with the prior written consent of the Seller, which consent may be withheld, conditioned or delayed by Seller for any reason or no reason, in Seller’s sole and absolute discretion. No assignment of this Agreement by Purchaser (whether to an Affiliate or otherwise) shall be valid unless and until the assignee expressly assumes all obligations of Purchaser hereunder and Seller approves the assignment in writing. Seller may not assign this Agreement.
     30. No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum, affidavit or other instrument evidencing this Agreement or relating hereto (other than the closing documents contemplated hereunder) shall ever be recorded in the Real Property Records of Travis County, Texas, or in any other public records. Should Purchaser ever record or attempt to record any such instrument, then, notwithstanding any provision herein to the contrary, such recordation or attempted recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein: (i) Purchaser shall be personally liable to Seller for any damages incurred by Seller as a result of such recordation or attempted recordation, together with all attorney’s fees and other costs and expenses of any kind or nature incurred by Seller as a result of such recordation or attempted recordation; and (ii) Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the Real Property Records of Travis County, Texas.
     31. Exculpation. Notwithstanding any provision in this Agreement to the contrary, it is agreed and understood that Purchaser and Seller shall look solely to the assets of the other party (including without limitation the Property in the case of Seller) in the event of any breach or default by such other party under this Agreement, and not to the assets of: (a) any person or entity which is a partner or shareholder of such other party, or which otherwise owns or holds any ownership interest in such other party, directly or indirectly (each such partner or other holder or owner of any interest in Seller being referred to herein as a “Subtier Owner”); (b) any person or entity which is a partner in or otherwise owns or holds any ownership interest in any Subtier Owner, whether directly or indirectly; (c) any person or entity serving as an officer, director, employee or otherwise for or in such other party; or (d) any person or entity serving as an officer, director, employee or otherwise for or in any Subtier Owner. This Agreement is executed by one or more persons (the “Signatories”, whether one or more) of Seller and Purchaser solely in their capacities as representatives of the Seller, Purchaser or a Subtier Owner of Seller and Purchaser and not in their own individual capacities. Purchaser and Seller hereby release and relinquish the Signatories from any and all personal liability for any matters or claims of any kind which arise under or in connection with or as

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a result of this Agreement. The foregoing release of liability shall be effective with respect to and shall apply to all claims against any owners of Seller and Purchaser and any owners of any Subtier Owner regardless of whether such claims arise as a result of any liability which the Signatories may have as owners of the Seller, Purchaser or any Subtier Owner, or otherwise.
     32. Time of Essence. Time is of the essence of this Agreement.
     33. Attorneys’ Fees. Any party to this Agreement bringing suit against the other in respect to any matters relating to this Agreement may, if successful in such suit, recover from the non-prevailing party its costs of court and reasonable attorneys’ fees and associated legal expenses in such suit.
     34. Severability. If any provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then, and in that event, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby, and it is also the intention of the parties that in lieu of each provision of this Agreement that is illegal, invalid, or unenforceable, there be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, and shall be legal, valid, and enforceable.
     35. Waiver. Any failure by a party hereto to insist, or any election by a party not to insist, upon strict performance by the other party of any of the terms, provisions, or conditions of this Agreement shall not be deemed to be a waiver thereof or of any other term, provision, or condition hereof, and such party shall have the right at any time or times thereafter to insist upon strict performance of any and all of the terms, provisions, and conditions of this Agreement.
     36. Counterparts; Facsimile Execution. To facilitate execution, this instrument may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties be contained in anyone counterpart hereof. Additionally, the parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this instrument: (i) the signature pages taken from separate individually executed counterparts of this instrument may be combined to form multiple fully executed counterparts; and (ii) a facsimile signature or a signature sent by electronic mail shall be deemed to be an original signature for all purposes. All executed counterparts of this instrument shall be deemed to be originals, but all such counterparts, when taken together, shall constitute one and the same agreement.
     37. Time Periods. If any date for performance or the conclusion of any time period provided for herein falls on a weekend or a legal holiday, the date for performance or the conclusion of such time period, as the case may be, shall be deemed to be extended until the next business day.
     38. Construction. Descriptive headings used in this Agreement are for convenience only, and are not intended to control or effect the meaning or construction of any provision of this Agreement. Where required for proper interpretation, words used herein in the singular tense shall include the plural, and vice versa; the masculine gender shall include the neuter and the feminine, and vice versa. As used in this Agreement, the words “hereof,” “herein,” “hereunder” and words of similar import shall mean and refer to this entire Agreement, and not to any particular paragraph or subsection, unless the context clearly indicates otherwise. Both parties, and their respective counsel,

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have participated in the review and negotiation of this Agreement; therefore, this Agreement shall be construed without presumption of any rule requiring construction to be made against the party causing same to be drafted.
     39. Effective Date. Any reference herein to the “Effective Date” shall mean the date on which a fully-executed original of this Agreement has been delivered to and receipted by the Title Company.
     40. Confidentiality. Seller and Purchaser shall keep confidential each of the provisions of this Agreement, the Property Documents, the Purchaser Due Diligence Materials, the Approvals and all business strategy, plans, discoveries, or marketing information in connection herewith, except (a) if and to the extent the information is already a matter of public knowledge; (b) such disclosures as may be necessary to each party’s broker, lender, attorney, accountant, and other consultants (collectively, “Permitted Confidants”); or (c) such disclosures as are required by law or by any litigation between the parties hereto. Seller and Purchaser shall also timely require each of its Permitted Confidants to keep such information strictly confidential as well. The foregoing duties of confidentiality shall continue until the purchase contemplated hereby is fully completed.
[Signatures on following pages]

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IN WITNESS WHEREOF, the Purchaser and Seller have executed this Agreement on the dates shown below TO BE EFFECTIVE as of the Effective Date.

SELLER:

FORTIS COMMUNITIES-AUSTIN, L.P.,
a Delaware limited partnership

By its general partner:
FORTIS COMMUNITIES, L.L.C.,
a Delaware limited liability company

By:	/s/ David Cox

Name:	David Cox

Title:	Manager

Date:	03/24/2010

PURCHASER:

CIRRUS LOGIC, INC., a Delaware corporation

By:	/s/ Thurman K. Case

Name:	Thurman K. Case

Title:	Chief Financial Officer

Date:	03/24/2010

CONSENT TO TRANSFER
     Cypress V, L.L.C., a Delaware limited liability company joins in the execution of this Agreement for the sole and limited purpose of evidencing its consent to the transaction under the Agreement and its agreement to execute, acknowledge and deliver (at the Closing under the Agreement) a termination and release of the “Transfer Restriction Agreement” recorded as Document No. 2005107311 in the Official Public Records of Travis County, Texas. Seller will join in the execution, delivery and recordation of such termination and release agreement.
     CYPRESS V, L.L.C., a Delaware limited liability company

By:	/s/ M. Timothy Clark
M. Timothy Clark, Manager

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TITLE COMPANY RECEIPT
     The undersigned Title Company hereby acknowledges receipt of a fully executed counterpart of this Agreement as of the 24th___day of _March, 2010 (the “Effective Date”) and agrees to accept, hold, return and disburse the Earnest Money referred to in such Agreement strictly in accordance with the provisions hereof.

HERITAGE TITLE COMPANY OF AUSTIN,
INC., a Texas corporation

By:	/s/ John P. Bruce

Name:	John P. Bruce

Title:	Senior Vice President

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EXHIBIT “A”
PROPERTY DESCRIPTIONS AND DEFINITIONS
     1. “Deposits and Refunds” shall mean and refer to all of Seller’s right, title and interest (if any) in and to: (a) all prepaid rents, security deposits and/or other deposits of any kind or nature which have been delivered to Seller with respect to or in connection with the Personal Property and/or the Real Property; (b) all utility deposits and/or other deposits of any kind or nature which are held by any utility providers, governmental entities or other third parties with respect to or in connection with the Personal Property and/or the Real Property; and (c) all prepaid expenses or fee credits of any kind or nature which relate to or concern the Property, including without limitation all prepaid impact fees and/or impact fee credits.
     2. “Plans and Reports” shall mean and refer to all land plans, construction plans and specifications, engineering reports, environmental reports, technical reports, drawings, surveys, utility studies, market studies, marketing reports, appraisals, cost estimates and/or any other reports or data of any kind or nature covering or relating the Real Property which are in the possession of Seller or may be obtained by Seller, including, without limitation, all work product and file materials (including CAD file and other electronic files) of any third party consultants (other than attorneys) who have done work in connection with the Real Property, and including any and all rights to fully utilize and modify same.
     3. “Claims and Causes of Action” shall mean and refer to all claims and causes of action (if any) relating to the Personal Property and/or the Real Property.
     4. “Warranties” shall mean and refer to all warranties, guarantees, and indemnities relating to the UST Removal Work, the Demolition Work, the Personal Property and/or the Real Property, and all claims thereunder.
     5. “Governmental Approvals and Permits” shall mean and refer to all consents, authorizations, approvals, permits, licenses, and/or applications of any kind or nature which have been issued by or which are on file with any governmental agencies, departments or authorities with respect to the Real Property, including, without limitation, all zoning approvals, site plan approvals, side development premises, subdivision approvals, special permit approvals, land development permits, building permits, and/or certificates of occupancy.
     6. “Utility Service Permits” shall mean and refer to all water, wastewater, electric, gas, cable television, telephone, and other utility service rights, commitments, permits, agreements and/or applications relating to or benefiting the Real Property, including, without limitation, all utility taps, utility commitments, and/or utility meters and utility service agreements.
     7. “Utility Service Rights” shall mean and refer to all of Seller’s right, title and interest in and to all waterlines, wastewater lines, and all other lines, facilities or improvements of any kind or nature which provide water, wastewater, electric, natural gas, cable television, telephone and other services to the Real Property. Without limitation on the generality of the foregoing, the Utility

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Service Rights include all of the right, title, and interest of Seller in and to all utility lines or improvements arising by virtue of the Utility Service Permits.
     8. “Street and Drainage Rights” shall mean and refer to all of Seller’s right, title and interest in and to all off-site street and drainage improvements of any kind or nature which provide roadway access or drainage service to the Property.
     9. “Developer’s Rights” shall mean and refer to all of Seller’s rights as declarant or otherwise under any restrictive covenants or other agreements or documents of any kind or nature relating to or concerning all or any portion of the Property.
     10. “Intangible Property” shall mean and refer to all intangible property of any kind or nature owned or held by Seller in connection with the Personal Property, the Real Property and/or the businesses now conducted thereon or therein, and the right to the use thereof, including without limitation, all indemnities or claims which Seller may have with respect to the Personal Property and/or the Real Property, and all of Seller’s right, title and interest in and to all trade names, trade marks, logos, or other identifying materials used in connection with the Property.
     11. “Seller’s Contracts” shall mean and refer to all Seller’s rights and interests in any leases applicable to the Property and any other contracts relating to the Property that Purchaser has expressly agreed in writing to assume.

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